UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2021

REGENXBIO Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37553	47-1851754
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9804 Medical Center Drive Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)

(240) 552-8181

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RGNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 under the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

As previously disclosed, REGENXBIO Inc. (the “Company”) was in arbitration with Abeona Therapeutics Inc. (“Abeona”) regarding a dispute under the License Agreement dated November 4, 2018 between the Company and Abeona, as amended on November 4, 2019 (as amended, the “License Agreement”), pursuant to which Abeona was required to make a payment of $8.0 million to the Company no later than April 1, 2020. Abeona failed to make this payment and the Company therefore delivered to Abeona a written demand for payment and breach notice in April 2020. Upon expiration of the applicable cure period under the License Agreement, which occurred on May 2, 2020, the License Agreement was terminated. Upon termination, all rights and licenses granted to Abeona under the License Agreement terminated and an additional $20.0 million fee that would have otherwise been due to the Company in November 2020 became payable within 15 days of the termination date.

In May 2020, Abeona filed a claim in arbitration alleging that the Company breached certain responsibilities to communicate with Abeona regarding the Company’s prosecution of licensed patents under the License Agreement. The Company disputed Abeona’s claim and filed a counterclaim in arbitration for the $28.0 million total unpaid fees, plus interest, which accrues at a rate of 1.5% per month under the License Agreement.

On July 13, 2021, the arbitration tribunal awarded the Company $28.0 million in damages, plus approximately $6.1 million in accrued interest. The Company anticipates taking appropriate measures to enforce the award if Abeona does not comply with the tribunal’s ruling; however, the Company cannot be certain of the precise timing or amount of recovery.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “assume,” “design,” “intend,” “expect,” “could,” “plan,” “potential,” “predict,” “seek,” “should,” “would” or by variations of such words or by similar expressions. The forward-looking statements include statements relating to, among other things, the Company’s anticipated measures and ability to enforce the arbitration award from Abeona. The Company has based these forward-looking statements on its current expectations and assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors the Company believes are appropriate under the circumstances. However, whether actual results and developments will conform with the Company’s expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and comparable “Risk Factors” sections of the Company’s Quarterly Reports on Form 10-Q and other filings, which have been filed with the U.S. Securities and Exchange Commission (the “SEC”) and are available on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this Current Report on Form 8-K are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated, including recovery of the arbitration tribunal’s award, may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Such statements are not guarantees of future outcomes and actual results or developments may differ materially from those projected in the forward-looking statements. Readers are cautioned not to rely too heavily on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date of this report. Except as required by law, the Company does not undertake any obligation, and specifically declines any obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENXBIO INC.

Date: July 16, 2021	By:	/s/ Patrick J. Christmas II
Patrick J. Christmas II
Senior Vice President and Chief Legal Officer